Exhibit 23

                              Baum & Company, P.A.
                        1515 University Drive, Suite 209
                             Coral Springs, FL 33071


July 12, 2004

Board of Directors
Ecoloclean Industries, Inc.
2242 Hwy. #83
Crystal City, TX 78839


Re:      Ecoloclean Industries, Inc.
         Registration Statement on Form S-8
         (the "Registration Statement")

Dear Sirs:

We consent to the use of our report dated March 25, 2004 on our Report of Financial Statements of Ecoloclean Industries, Inc. as of December 31, 2003 and to all references in this firm included in the Form 10-KSB for the period ending December 31, 2003 incorporated by reference in the Form S-8 Registration Statement of Ecoloclean Industries, Inc.



 /s/ Baum & Co., P.A.
 ----------------------------
Joel S. Baum, C.P.A.
Baum & Company, P.A.
Certified Public Accountants
Coral Springs, Florida